We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan
(1994), 1999 Long-Term Incentive Plan and 1999 Supplemental Incentive Plan of our report dated February 26, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of ADAC Laboratories, which is incorporated by reference in ADAC Laboratories' Annual Report on Form 10-K for the year ended September 27, 1998. We also consent to the incorporation by reference of our report dated February 26, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

PricewaterhouseCooopers LLP

/s/ PricewaterhouseCoopers LLP


San Jose, California
August 24, 1999